As filed with the Securities and Exchange Commission on January 18, 2024

Registration No. 333-262505

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO.1 TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ENDI CORP.

ENDI CORP.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	6282	87-4284605
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification Number)

2400 Old Brick Rd., Suite 115

Glen Allen, VA 23060
(434) 336-7737

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

David Sherman
Chief Executive Officer
ENDI Corp.
2400 Old Brick Rd., Suite 115

Glen Allen, VA 23060

(434) 336-7737

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Linda Giunta Michaelson, Esq.

Lindsay H. Ferguson, Esq.

John Booher, Esq.

Sheppard, Mullin, Richter & Hampton LLP

1901 Avenue of the Stars, Suite 1600

Los Angeles, CA 90067-6017

(310) 228-3700

Approximate date of commencement of proposed sale to the public: Not applicable, as this Post-Effective Amendment No. 1 to Form S-4 will deregister the registered but unsold securities under the registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒	Smaller reporting company ☒

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, please an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 to Form S-4 relates to the Registration Statement on Form S-4 (No. 333-262505) (the “Registration Statement”), of ENDI Corp., a Delaware corporation (the “Registrant”), filed with the Securities and Exchange Commission on February 3, 2022, which registered (i) 7,097,383 shares of the Registrant’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), (ii) 1,800,000 shares of the Registrants Class B common stock, par value $0.0001 per share, (iii) W-1 warrants to purchase 1,800,000 shares of Class A Common Stock, and (iv) W-2 Warrants to purchase 250,000 shares of Class A Common Stock (collectively, the “Securities”).

On January 12, 2024, the Registrant announced its intention to deregister its shares of Class A Common Stock (the “Shares”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). On January 12, 2024, the Registrant filed a Form 15 to (i) deregister the Shares under the Exchange Act, (ii) provide notice pursuant to Rule 15d-6 promulgated under the Exchange Act of the suspension of its duty to file reports pursuant to Section 15(d) of the Exchange Act as a result of their being, as of the beginning of the Registrant’s fiscal year, less than 300 holders of each class of Securities registered under the Registration Statement, and (iii) to suspend the Registrant’s obligation to file current and periodic reports pursuant to the Exchange Act. In connection with the Registrant’s decision to deregister, the Registrant has terminated any and all offerings pursuant to the Registration Statement. Accordingly, the filing of this Post-Effective Amendment No. 1 is made pursuant to an undertaking made by the Registrant in the Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering. The Registrant, by filing this Post-Effective Amendment No. 1, hereby removes from registration any and all securities registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Glen Allen, State of Virginia, on this 18th day of January 2024.

ENDI Corp.

By:	/s/ David Sherman
David Sherman
Chief Executive Officer

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement.